Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces
First Quarter Results Following Twenty-Fourth Distribution Increase
Whippany, New Jersey, February 4, 2010 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its first quarter ended December 26, 2009. Net income amounted to $48.4 million, or $1.37 per Common Unit, compared to $80.7 million, or $2.46 per Common Unit, in the prior year quarter. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the first quarter of fiscal 2010 amounted to $66.2 million, compared to $82.2 million in the prior year quarter. The first quarter of fiscal 2010 was characterized by challenges on several fronts; including rising commodity prices, the continued adverse affects of the weak economy and warmer than normal temperatures throughout much of the quarter. By comparison, the prior year first quarter benefitted from a rapid and dramatic decline in commodity prices which, as reported throughout the prior year, resulted in higher gross margins.
In announcing these results, President and Chief Executive Officer Michael J. Dunn, Jr., said, “Considering all the factors at play in the first quarter we are pleased with these earnings and, in fact, they were in line with our expectations. Despite a 9% decrease in propane sales volumes, we were able to achieve our plan for the quarter through our flexible cost structure, continued operating efficiencies and quality customer service. With the seasonal working capital needs funded entirely with on hand cash, we ended the quarter with more than $115 million of cash on the balance sheet. On the strength of our earnings and cash flow, and as announced on January 21, 2010, we are pleased to deliver our fifteenth consecutive increase in our quarterly distribution (twenty-fourth increase since the Recapitalization in 1999) to $0.835 per Common Unit, or $3.34 annualized, which represents more than 3% growth over the prior year first quarter.”
Retail propane gallons sold in the first quarter of fiscal 2010 decreased 9.0 million gallons, or 9.1%, to 90.0 million gallons compared to 99.0 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels decreased 3.6 million gallons, or 21.6%, to 13.1 million gallons during the first quarter of fiscal 2010 compared to 16.7 million gallons in the prior year quarter. The weak economy continues to negatively affect sales volumes, particularly in the Partnership’s non-residential customer base, which accounted for 64% of the overall decline in propane sales volumes. From a weather perspective, average temperatures across the Partnership’s service territories for the first quarter of fiscal 2010 were 2% warmer than both normal and the prior year first quarter. However, average temperatures throughout November 2009 and into the first half of December were 13% warmer than normal and 15% warmer than the comparable period in the prior year, also contributing to the decline in sales volumes in both propane and fuel oil.

Revenues of $301.4 million decreased $61.9 million, or 17.0%, compared to the prior year first quarter, primarily due to the aforementioned decrease in volumes sold and, to a lesser extent, lower average selling prices. Average posted prices for propane and fuel oil were 36.5% and 8.3% higher, respectively, compared to the prior year first quarter as commodity prices rose steadily throughout the first quarter of fiscal 2010, particularly towards the end of the quarter. Despite the increase in commodity prices year-over-year, cost of products sold for the first quarter of fiscal 2010 of $150.4 million decreased $23.8 million, or 13.7%, compared to $174.2 million in the prior year first quarter as a result of the lower volumes and lower average product costs as the impact of rising commodity prices was not yet fully reflected in the cost of products sold. Cost of products sold in the first quarter of fiscal 2010 included a $3.4 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $15.0 million unrealized (non-cash) gain in the prior year quarter; these unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.
Combined operating and general and administrative expenses of $88.2 million for the first quarter of fiscal 2010 were $3.6 million, or 3.9%, lower than the prior year quarter, primarily due to lower variable compensation attributable to lower earnings, as well as continued savings in payroll and vehicle expenses resulting from further operating efficiencies. Net interest expense decreased $2.2 million as a result of lower debt levels attributable to the $175 million debt repayment during the fourth quarter of fiscal 2009. Once again, the Partnership funded all working capital requirements with on hand cash without the need to borrow under its working capital facility and ended the first quarter of fiscal 2010 with more than $115 million of cash on hand.
On January 21, 2010, the Partnership announced that its Board of Supervisors declared the twenty-fourth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.83 to $0.835 per Common Unit for the three months ended December 26, 2009. On an annualized basis, this increased distribution rate equates to $3.34 per Common Unit, an increase of $0.02 per Common Unit from the previous distribution rate, and an increase of 3.1% compared to the first quarter of fiscal 2009. The $0.835 per Common Unit distribution will be paid on February 9, 2010 to Common Unitholders of record as of February 2, 2010.
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 850,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:
•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and

•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”
Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 26, 2009 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.
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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended December 26, 2009 and December 27, 2008
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended
	December 26,	December 27,
	2009	2008

Revenues
Propane	$233,531	$273,908
Fuel oil and refined fuels	39,247	54,191
Natural gas and electricity	16,862	22,281
All other	11,792	12,935

	301,432	363,315

Costs and expenses
Cost of products sold	150,366	174,230
Operating	74,487	77,063
General and administrative	13,738	14,770
Depreciation and amortization	7,084	7,023

	245,675	273,086

Income before interest expense and provision for income taxes	55,757	90,229
Interest expense, net	7,183	9,403

Income before provision for income taxes	48,574	80,826
Provision for income taxes	199	138

Net income	$48,375	$80,688

Net income per Common Unit — basic	$1.37	$2.46

Weighted average number of Common Units outstanding — basic	35,321	32,816

Net income per Common Unit — diluted	$1.36	$2.45

Weighted average number of Common Units outstanding — diluted	35,538	32,939

Supplemental Information:
EBITDA (a)	$62,841	$97,252
Adjusted EBITDA (a)	$66,249	$82,246
Retail gallons sold:
Propane	89,981	99,047
Refined fuels	13,056	16,717
Capital expenditures:
Maintenance	$1,151	$1,629
Growth	$3,341	$2,816
(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash (used in) provided by operating activities:

	Three Months Ended
	December 26,	December 27,
	2009	2008

Net income	$48,375	$80,688
Add:
Provision for income taxes	199	138
Interest expense, net	7,183	9,403
Depreciation and amortization	7,084	7,023

EBITDA	62,841	97,252
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	3,408	(15,006)

Adjusted EBITDA	66,249	82,246
Add / (subtract):
(Provision for) income taxes	(199)	(138)
Interest expense, net	(7,183)	(9,403)
Unrealized (non-cash) (losses) gains on changes in fair value of derivatives	(3,408)	15,006
Compensation cost recognized under Restricted Unit Plan	992	569
Gain on disposal of property, plant and equipment, net	(427)	(230)
Changes in working capital and other assets and liabilities	(70,750)	(63,046)

Net cash (used in) provided by operating activities	$(14,726)	$25,004

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.